                                 EXHIBIT 23.6


                  [LETTERHEAD OF LEE KEELING AND ASSOCIATES]


                  CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

        We hereby consent to the incorporation by reference in this Form S-4 Registration Statement of Unit Corporation ("Unit") of the information with respect to Questa's oil and gas reserves, the future net revenues from such reserves and the present value thereof, which information has been incorporated by reference in such Registration Statement in reliance upon the report of this firm dated March 24, 1999, and upon the authority of this firm as experts in petroleum engineering. We hereby further consent to all references to our firm included in such Registration Statement.


                                 /s/ LEE KEELING AND ASSOCIATES

                                 LEE KEELING AND ASSOCIATES


Tulsa, Oklahoma
December 21, 1999

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